EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
All American SportPark, Inc.
Las Vegas, Nevada

We consent to the incorporation by reference in the registration statement of All-American SportPark, Inc. on Form S-8 (File No. 333-41994) of our report dated March 25, 2005, except for Note 1e as to which the date is April 5, 2006, included in this Form 10-KSB/A, Amendment No. 2, on the consolidated financial statements of All-American SportPark, Inc. as of and for the years ended December 31, 2004 and 2003.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
June 13, 2006